Exhibit 3.4

ARTICLES OF AMENDMENT
BY THE SOLE SHAREHOLDER TO
THE ARTICLE OF INCORPORATION OF
CGG AMERICAS INC.

     Pursuant to the provisions Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

I.

     The name of the corporation is CGG Americas Inc.

II.

     The following amendment to the Articles of Incorporation was adopted by the sole shareholder on 22 December 2001, and by all of the directors of the corporation on 22 December 2001 and amends those Article of Amendment executed on 1 December 1999.

1.	The number of redeemable shares to be redeemed or purchased is 5,899,713, itemized as follows:

Class	Series	Number of Shares

A	Par Value	5,899,713

2.	The number of redeemable shares to be cancelled through redemption or purchase is 5,899,713, itemized as follows:

Class	Series	Number of Shares

A	Par Value	5,899,713

3.	The aggregate number of issued shares of the corporation, after giving effect to such cancellation is 27,426,,499, itemized as follows:

Class	Series	Number of Shares

A	Par Value	27,426,499

4.	The amount of the stated capital of the corporation after gibing effect to such cancellation is $116,219,626.

III.

     The number of share of the corporation issued and outstanding at the time of such adoption was 33,326,212 and the number of shares entitled to vote thereon was 33,326,212.

IV.

     The number of shares voted for such amendment was 33,326,216 the number of shares voted against such amendment was zero. Accordingly, such amendment was unanimously approved by the shareholders.

V.

     The holders of all the shares outstanding entitled to vote on the amendment have signed a consent in writing adoption such amendment.

     Dated the 22nd day of December 2001

/s/ Jonathan Miller
President & Chief Executive Officer

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